FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT
AND WAIVER OF 12/31/11 DEFAULTS

THIS FIFTH AMENDMENT (the “Amendment”), dated March 5, 2012, is entered into by and between WELLS-GARDNER ELECTRONICS CORPORATION, an Illinois corporation (“Wells Gardner”) and AMERICAN GAMING & ELECTRONICS, INC., a Nevada corporation (“American”), Wells Gardner and American, each a Borrower are hereinafter, unless referenced individually, collectively referred to as (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

The Borrower and the Lender are parties to a Credit and Security Agreement dated August 21, 2006 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.          Terms used in this Amendment, which are defined in the Credit Agreement, shall have the same meanings as defined therein, unless otherwise defined herein.
2.    The Credit Agreement is hereby amended and modified as follows:

(a)           The following definitions in Section 1.1 Definitions shall be amended to read as follows:

“Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of (i) the outstanding principal balance of the Revolving Note, (ii) any reserves, and (iii) the L/C Amount, provided, however, Lender shall continue the Availability block of Five Hundred Thousand Dollars ($500,000), provided, however, that if the December 31, 2012 Audited Financial Statements for the fiscal year ending December 31, 2012 show Net Earnings of $500,000 or more, the Availability block will  automatically expire so long as no Event of Default has occurred.

 “Maturity Date” means August 21, 2015.

(c)           Section 2.6 (f) shall be amended as follows:

(f)           Termination Fees.   If (i) the Lender terminates the Credit Facility during a Default Period, or if (ii) the Borrower terminates the Credit Facility on a date prior to the Maturity Date, then the Borrower shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to a percentage of the Maximum Line Amount calculated as follows: (A) one half of one percent (0.5%) if the termination occurs on or before August 21, 2014; and (B) zero percent (0%) if the termination occurs at any time thereafter.

 (d)           Section 6.2 Financial Covenants shall be amended as follows:

(a) Minimum Book Net Worth.  This covenant is eliminated.

(b) Net Earnings.  While any part of the Indebtedness remains unpaid, the Borrower shall, unless waived in writing by the Lender, demonstrate Net Earnings of: (i) not less than a negative Three Hundred Forty Thousand Dollars (<$340,000.00>), for the quarter ending March 31st, 2012, (ii) not less than a negative Seventy Hundred Twenty Thousand Dollars (<$720,000.00>), year to date, for the quarter ending June 30th, 2012, (iii) not less than a negative One Million Two Hundred Seventy Thousand Dollars (<$1,270,000.00>), year to date, for the quarter ending September 30th, 2012, (iv) not less than One Hundred Fifty Thousand Dollars ($150,000.00) for the fiscal year ending December 31st, 2012, (v) not less than a negative Seventy Five Thousand Dollars (<$75,000.00>), year to date, for each quarter ending March 31, commencing March 31, 2013, (vi) not less than Two Hundred Thousand Dollars ($200,000.00), year to date, for each quarter ending June 30, commencing June 30, 2013, (vii) not less than Two Hundred Fifty Thousand Dollars ($250,000.00) year to date, for each quarter ending September 30th, commencing September 30, 2013, (viii) not less than Three Hundred Thousand Dollars ($300,000) year to date, for each year ending December 31st, commencing December 31, 2013.

(c) Capital Expenditures.  The Borrower will not incur or contract to incur Capital Expenditures of more than $250,000.00 in the aggregate during fiscal year 2012, with no more than $100,000 coming from working capital; provided that, the Borrower will not incur or contract to incur Capital Expenditures of more than $400,000 in the aggregate during fiscal year 2013 and each fiscal year thereafter, with no more than $150,000 coming from working capital.

           3.           No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

4.           Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)           Such other matters as the Lender may require.

5.           Waiver of Defaults.  The Borrower is in default of the following provisions of the Credit Agreement (collectively, the “12/31/2011 Defaults”):

Section/Covenant	Required Performance	Actual Performance
Section 6.2(a) Book Net Worth	Book Net Worth as of December 31, 2011 of not less than $15,599,000	Actual Unaudited Book Net Worth as of December 31, 2011 of $15,561,000
Section 6.2(b) Net Earnings	Net Earnings as of December 31, 2011 of not less than $150,000.00	Actual Unaudited Net Earnings as of December 41, 2011 of $27,000.00

Upon the terms and subject to the conditions set forth in this Amendment, Wells Fargo hereby waives the 12/31/2011 Defaults.  This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances, provided that the Audited Net Earnings for the fiscal year ending December 31, 2011 reflect Net Earnings of no less than a net loss of (<$100,000.00>) and the minimum Book Net Worth is no less than the prior fiscal year end Book Net Worth less $100,000.00.

6.           Inventory Appraisal.  In conjunction with this Amendment, Wells Fargo waives the annual inventory appraisal, provided, however, that Wells Fargo reserves the right to perform an inventory appraisal at the Borrower’s expense upon or following an Event of Default.

7.           Notice.  All notices which Borrower is required to deliver to Wells Fargo pursuant to the Agreement shall be sent to the following address:

Wells Fargo Capital Finance – Business Credit
Attn: Keith D. Contole
150 S. Wacker Drive, Suite 2200
Chicago, IL 60606

8.           Accommodation Fee.  The Borrower shall pay Wells Fargo as of the date hereof, a fully earned, non-refundable fee in the amount of Twenty Five Thousand Dollars ($25,000.00) in consideration of Wells Fargo’s execution and delivery of this Amendment, which shall be paid upon execution of this Amendment

9.           Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

10.           References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

11.           No Other Waiver. Except as otherwise provided in paragraph 5 hereof, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

12.           Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

13.           Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses of this Amendment.

14.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION	WELLS-GARDNER ELECTRONICS CORPORATION
By /s/ Keith D. Contole	By /s/ James F. Brace
Keith D. Contole	James F. Brace
Its: vice President	Its: VP, Secretary, Treasurer and CFO

AMERICAN GAMING & ELECTRONICS, INC.
By /s/ James F. Brace
James F. Brace
Its: VP and CFO